Exhibit 99.1

PRESS RELEASE

Focus Enhancements, Inc. • 1370 Dell Avenue • Campbell, CA 95008 • (408) 866-8300

Focus Enhancements Investors:

Kirsten Chapman/Dahlia Bailey

Lippert/Heilshorn & Assoc.

(415) 433-3777

dbailey@lhai.com

Focus Enhancements Closes Debt Financing

- Financing provides $9.3 million of new cash and restructures $11.5 million of existing debt -

- Continuing development of second-generation UWB solution -

Campbell, Calif.—Feb. 14, 2008—Focus Enhancements, Inc. (NASDAQ: FCSE) a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media products closed a $20.8 million private debt placement with Ingalls and Snyder Value Partners, L.P. and a group of accredited investors arranged by Ingalls & Snyder LLC on February 11, 2008. The financing facility provides for the restructuring of an existing $11.5 million in debt, with $9.3 million in new financing.

“We secured the financing necessary to continue the development of our second-generation UWB solution - an all CMOS single chip,” said Brett Moyer, chief executive officer of Focus Enhancements, Inc. “In addition, this quarter, we have taken actions to reduce our sales, marketing, and general administrative costs.  We believe the combination of these actions gives us sufficient working capital to commercialize the first generation of UWB technology, to continue the development of the second generation, and to launch new media asset management and acquisition products.”

The investing group will purchase $20.8 million in senior secured notes with a maturity date of January 1, 2011.  The notes are secured by the company’s assets and carry a 12 percent annual coupon interest rate increasing to 15 percent on October 1, 2008, payable semi-annually. The company can pay the first two interest payments due June 30 and December 30, 2008 in cash or under certain conditions through the issuance of additional notes for the amount of interest. All other interest payments are payable in cash. In addition, the notes are redeemable at the company’s option at a price of 100 percent of the face amount plus accrued interest upon 30 days’ notice.

Under the new financing terms, the company will issue 26.0 million warrants to the purchasers at the closing of the agreement. Each warrant will allow the purchaser to purchase one share of the company’s common stock at a price of $0.80, subject to certain adjustments. The warrants expire on January 1, 2011. Additional warrants, capped at approximately 3.3 million, may be issued in an amount equal to the two interest payments paid through the additional notes divided by the $0.80 exercise price of the warrants. Beginning January 1, 2009, if the average closing price of the company’s common stock is above $1.30 for 30 calendar days, the company may call the warrants in tranches of 2.6 million shares approximately every 30 days, subject to certain other conditions, including the exercise of such warrants by the holders prior to the call date.

The $11.5 million in senior secured convertible notes outstanding immediately prior to closing of this transaction have been exchanged at face value and are now part of the $20.8 million in newly issued senior secured notes.

The company has agreed to file a registration statement covering public re-sales of securities issuable upon the exercise of the warrants within 90 days of closing. The securities underlying the warrants issued under the described $20.8 million funding will not be registered when initially issued and may not be offered or sold in the United States in the absence of such a registration statement or an exemption from the registration requirements of the Securities Act.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops wireless IC chip set based on WiMedia UWB standard and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets.

More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding funding requirements in 2008, demand for Focus Enhancements’ products, which impacts revenue and the gross margin percentage, management’s plans to complete its Ultra Wideband (UWB) semiconductor chip designs, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, the performance and acceptance of its UWB technology if and when successfully moved to silicon and the risk factors specified in the company’s Form 10-K for the year ended December 31, 2006, and Form 10-Q for the periods ending March 31, 2007, June 30, 2007 and September 30, 2007 as well as other filings with the SEC. These statements are based on information as of February 14, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.